EXHIBIT 4.4

Description of the Registrant’s Securities Registered Under Section 12 of the Securities Exchange Act of 1934
The following description is a summary of the material terms of the EPAM Systems, Inc. (referred to as “we,” “us,” and “our”) Third Amended and Restated Certificate of Incorporation (“Certificate”), Amended and Restated Bylaws (“Bylaws”), and applicable provisions of law. The summary is not complete and is subject to, and is qualified in its entirety by, express reference to the provisions of our Certificate and Bylaws, each of which is filed as an exhibit to, or incorporated by reference in, the Annual Report on Form 10‑K of which this Exhibit 4.4 is a part. Unless a different date is referenced elsewhere herein, this summary is effective as of the end of the period covered by the Annual Report on Form 10‑K with which this exhibit is filed or incorporated by reference.
General
Our authorized capital stock consists of 160,000,000 shares of common stock, par value $.001 per share, and 40,000,000 shares of preferred stock, par value $.001 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934.
Common Stock
The number of shares of common stock outstanding, the date that such number of shares were outstanding, and the stock exchange where our common stock is traded are set forth on the cover page of the Annual Report on Form 10‑K of which this Exhibit 4.4 is a part. The number of stockholders of record is set forth in “Part II., Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of the Annual Report on Form 10‑K of which this Exhibit 4.4 is a part.
The holders of common stock are entitled to one vote per share on all matters which stockholders generally are entitled to vote, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Transfer Agent and Registrar
The name and address of our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.
Preferred Stock
Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. As of the date of Annual Report on Form 10‑K of which this Exhibit 4.4 is a part, no shares of preferred stock are outstanding.
Election and Removal of Directors
Our board of directors consists of not less than 3 directors, excluding any directors elected by holders of preferred stock pursuant to the resolution or resolutions adopted by the board pursuant to the issuance of preferred stock, if any. The exact number of directors will be fixed from time to time by resolution of the board. Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors. Our Certificate and Bylaws do not provide for cumulative voting in the election of directors.

Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing in lieu of a meeting of such stockholders.
Stockholder Meetings
Special meetings of the stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by a majority of the whole board, subject to the rights of the holders of any series of preferred stock.
Amendments to Our Governing Documents
Generally, the amendment of our Certificate requires approval by our board of directors and a majority vote of stockholders. However, certain material amendments (including amendments with respect to provisions governing board composition, actions by written consent, and special meetings) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board of directors. Any amendment to our amended and restated bylaws requires the approval of either a majority of our board of directors or approval of at least 66 2/3% of the votes entitled to be cast by the holders of our outstanding capital stock in elections of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limitation of Liability of Directors and Officers
Our Certificate provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable Delaware law.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except as permitted by applicable Delaware law.
Our Certificate provides that, to the fullest extent permitted by Delaware law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Anti-takeover Effects of Some Provisions
Some provisions of our Certificate and Bylaws could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise, or
•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Delaware Business Combination Statute
We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which regulates corporate acquisitions. Section 203 generally prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Unless another exception applies, an interested stockholder may engage in a business combination under the following conditions:
•the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions, which our stockholders may otherwise deem to be in their best interests.
Forum Selection Clause
Under our Certificate, the Court of Chancery of the State of Delaware is exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting that any director, officer or other employee breached his or her fiduciary duty owed to us or our stockholders; any action asserting a claim arising pursuant to any provision of the DGCL; or any action asserting a claim governed by Delaware’s internal affairs doctrine.

Unless and until the Board resolves otherwise or as otherwise agreed between the Company and the Board, each member of the Board of Directors (the “Board”) of EPAM Systems, Inc. (the “Company”) that is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) shall be entitled to receive the compensation set forth below during the term of his or her service on the Board. Capitalized terms used but not defined in this policy shall have the meanings set forth in the Company’s 2012 Non-Employee Directors Compensation Plan (as amended from time to time, the “Plan”) or in the Company’s 2017 Non-Employee Directors Deferral Plan (the “Deferral Plan”), as the case may be.
Annual Cash Retainers
Frequency and Pro-Ration of Payments: Each of the retainer payments described below shall be payable in cash in arrears in equal quarterly installments on March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, the business day immediately preceding such date) (each such payment date, a “Quarterly Payment Date”) in respect of the calendar quarter that includes such Quarterly Payment Date, or, at the Non-Employee Director’s election given by written notice to the Company no later than March 15 of any calendar year, in one cash payment in arrears on December 31 (or if such date is not a business day, the business day immediately preceding such date) (such payment date, an “Annual Payment Date”) in respect of the calendar year that includes such Annual Payment Date. Any Non-Employee Director who becomes eligible for any of the following retainer payments on a date that is not the first day of a calendar quarter (or year) shall receive a pro-rated Retainer for his or her service in the applicable role on the Board for such quarter (or year) based on the number of days of such service during such quarter (or year).
Service as Non-Employee Director: Each Non-Employee Director shall receive an annual retainer (a “Retainer”) in the amount of $55,000 payable in cash in arrears.
Service as Lead Independent Director: The Non-Employee Director who serves as Lead Independent Director of the Board shall receive an additional annual retainer in the amount of $25,000 payable in cash in arrears.
Service as a Committee Member: Each Non-Employee Director who serves as a member (but not as a Chairperson) of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees (each, a “Committee”) of the Board shall receive an additional annual retainer in the amount of $10,000, $7,500 and/or $6,000 for his or her service on each such Committee, respectively, payable in cash in arrears.
Service as Chairperson of a Committee of the Board: Any Non-Employee Director who serves as a Chairperson of one or more of the Committees shall receive an additional annual retainer in the amount of $20,000, $15,000 and/or $10,000 for his or her service as the Chairperson of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees, respectively, payable in cash in arrears.
Additional Non-Employee Director Compensation
Any Non-Employee Director who attends more than ten (10) meetings of the Board, or more than ten (10) meetings of the same Committee on which such Non-Employee Director serves, in any calendar year shall receive an additional cash payment of $2,000 for each such additional meeting thereof that such Non-Employee Director attends in person and $1,000 for each such additional meeting that such Non-Employee Director attends telephonically.
Election to Receive Stock
A Non-Employee Director may elect to receive all or a portion of his or her Retainer in shares of Common Stock by executing and submitting to the Company’s Corporate Secretary (the “Secretary”) an election form, pursuant to a form provided by the Company, which indicates the percentage of such Retainer that such director elects to receive in shares. A Non-Employee Director who wishes to revoke or amend a previously submitted election form may do so by executing and submitting to the Secretary a subsequent election form, pursuant to a form provided by the Company. An election form, whether initial or subsequent, shall be effective only with respect to Quarterly Payment Dates (or if applicable, the Annual Payment Date) that occur after the date on which the Secretary receives such form.
    As of each Quarterly Payment Date (or if so elected, the Annual Payment Date), a Non-Employee Director who has validly elected to receive all or a portion of his or her Retainer in shares of Common Stock will receive a number of shares of Common Stock determined by dividing the amount of the Retainer that otherwise would have been payable to such director in cash on such date by the closing price of a share of Common Stock on the day prior to such Quarterly Payment Date (or if so elected, the Annual Payment Date); provided that any fractional share shall be paid in cash.
Equity Grants
Initial Restricted Stock Unit Grants to Directors: On the date that a Non-Employee Director commences service on the Board, such director shall receive under the Plan an initial grant (the “Initial Grant”) of Restricted Stock Units. The number of Restricted Stock Units awarded in the Initial Grant shall be determined by dividing $100,000 by the closing price of a share of Common Stock on the day prior to the grant date. Unless a Non-Employee Director elects otherwise pursuant to the Deferral Plan, the Initial Grant will vest 25% on each of the first four anniversaries of the grant date.
Annual Restricted Stock Unit Grants to Directors: On the date of the Company’s annual public stockholder meeting, each Non-Employee Director who at such meeting is elected to serve on the Board or whose term is scheduled to continue at least through the date of the next such meeting shall receive under the Plan an annual grant (each, an “Annual Grant”) of Restricted Stock Units. The number of Restricted Stock Units awarded in the Annual Grant shall be determined by dividing $130,000 by the closing price of a share of Common Stock on the day prior to the grant date. Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual public stockholder meeting shall receive on such start date a pro-rated Annual Grant, with the number of Restricted Stock Units awarded in such grant determined by dividing (i) the product of $130,000 and a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of such meeting and such start date, and the denominator of which is 365, by (ii) the closing price of a share of Common Stock on the day prior to such start date. Unless a Non-Employee Director elects otherwise pursuant to the Deferral Plan, each Annual Grant will vest 100% on the first anniversary of the grant date.